Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 7, 2007, accompanying the consolidated balance sheet of Zoltek Companies Inc. as of September 30, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended and Schedule II, and our report on internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our reports in previously filed registration statements on Form S-3 (File No. 333-143996) and on form S-8 (File No.’s 33-83160, 333-145113, 333-145114 and 33-06565).

/s/ Grant Thornton LLP Chicago, Illinois
December 7, 2007